EXHIBIT 10.2

TEAMING AGREEMENT

THIS TEAMING AGREEMENT (the “Agreement”) is made and entered into this November _, 2014, by and between E-WASTE SYSTEMS, INC.(EWSI) 1350 E. Flamingo, #3101 - Las Vegas, NV 89119 (“EWSI”), and Ingram Micro (UK) Limited whose address is 7 Clarendon Drive , Wymbush,  Milton  Keynes,  MK8  8ED  (“PARTNER”),  which  together  hereinafter  are  jointly referred to as the "Parties".

RECITALS

WHEREAS, EWSI is executing a branded strategy of growth by brand licensing, by partnership, by acquisition; by organic business development; and by joint venture and as a result has a constantly growing network of high quality companies around the globe that it is working with, and

WHEREAS, both EWSI and PARTNER have or may develop customer relations which may need servicing in locations where they do not presently operate and,

WHEREAS, both Parties desire to provide the operational support for these customer initiatives to the other Party, and

WHEREAS the Parties wish to engage each other to promote and to perform the services described under this Teaming Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1)            Joint Cooperation

EWSI and PARTNER have resolved to enter into this Agreement to agree on the collaboration between the Parties to address customers with services to process certain end of life electronics assets from their respective customers with the objective of providing the highest standards of recycling, refurbishing, and /or reselling of these assets, and only in keeping with the customer's requirements, for either reuse or scrap. Neither party shall landfill or export hazardous materials in performing its respective services pursuant this Agreement. All data will also be destroyed to satisfy customer requirements and to satisfy EWSI's and PARTNER’s own high-end standards.  This Agreement  does  not  obligate  either  Party  to  perform  any  specific  services  unless  and  until separately mutually agreed in writing.

2)            Sole Brand

EWSI  shall  be  the  sole  commercial  brand  deployed  in  the  operation  of  services  under  this Agreement for its customers and PARTNER shall be the sole commercial brand deployed for its customers unless otherwise agreed by the Parties in writing. All communication, correspondence and documentation shall be as directed by the Party which owns the customer relationship.  Both Parties may choose to display the brand, geography and services of the other Party on its own website and promotional material so long as the form of their use is agreed with the other Party in writing prior to such use.    Each Party shall indemnify, defend and hold the other Party and its affiliates harmless from and against any and all third party claims asserting that the first Party’s trademarks, brands or other intellectual property infringe on such third party’s right.

3)             Principles

The Parties warrant to each other that they shall deploy the highest industry and ethical standards in execution of the contracted customer services, including but not limited to the following: zero landfilling of any electronics or other waste; complete destruction of customer data; provision of certificates of destruction; resale of still usable electronics only with the consent of the customer; and prohibition of any improper or illegal exportation. In addition, the Parties agree to be guided by, but may exceed and therefore not be limited to, the highest legal e-waste recycling standards in the world, generally accepted to be Europe's WEEE Directive, as well as the principles of the R2 standards as recommended by the United States EPA, and all local laws pertaining to the jurisdictions relevant to the Parties.

4)             Customer Relationship; non-circumvention

The relationships with the customers that will be served by the Parties belong solely to the original owner of the customer relationship and neither Party shall do or take any action to circumvent the other  or  otherwise  attempt  to  take  away  the  business  of  the  customer  from  the  other  Party. Similarly, the Parties shall not do or take any action to hire away any employees of the other Party or otherwise circumvent the other Party; provided, however, that responses to general solicitations shall not be a breach hereof.

5)        Geography

The Parties are not limiting themselves by entering into this Agreement to any sector or geography. It is contemplated that the Parties may choose to pursue opportunities wherever they choose to in the world.

6)        Management

Under this Agreement, each Party originating the customer relationship will be responsible for establishing, publishing and overseeing the operational standards in advance of signing any contract or order with such customer.   The Parties agree that any contract and/or order shall carefully identify the specific customer requirements (or statements of work), including, but not limited to:

i.          Removal
ii.         Labor
iii.       Trucking
iv.       Grading
v.        Parting
vi.       Refurbishment
vii.      Testing
viii.     Data destruction
ix.        Demanufacturing
x.         Method of recycling
xi.        Packaging
xii.       Financing
xiii.      Selling
xiv.      Reporting to the customer
xv.       Reporting to the other Party
xvi.      Environmental compliance, and
 xvii.    Providing for customer on-site inspections, tours of the facility, or video capture of the processing, etc.

7)             Locations

Unless otherwise agreed upon by the Parties the work will be performed at PARTNER’s facilities or EWSI's locations as evidenced by its website, but may include any other agreed location which is under direct or sub-contractual control of either Party, or which is part of the EWSI affiliate network. So long as this Agreement remains valid, the facilities of either Party and any other subsequently deployed locations, may be identified as part of the combined network of both Parties via their websites and other public documents as either Party chooses.

8)             Cost of Assets

For purposes of clarity, and unless otherwise agreed on a case by case basis, the Parties enter into this Agreement with the understanding that it will be generally receiving end of life assets for disposition at little or no cost to be paid to the customer(s), but that if the equipment contains enough high value at the end of the processing, a portion of the net recovered value may be offered to the customer. Final details regarding a particular customer transaction will address the applicable pricing and materials at issue, and further will specify the compensation and other financial arrangements between the Parties for that specific transaction and a separate agreement will be entered into between the parties with respect thereto.

9)             Term & Termination

The term of this Agreement will initially be for one year, with a routine reviews to ensure that the terms of this Agreement provide a fair reflection of the performance and rewards of each Party, and may be renewed annually thereafter, by mutual agreement. Within 60 days of the end of the initial term, the Parties will evaluate this Agreement and endeavor to extend the same on terms that are mutually acceptable.  In the event the Parties do not agree on a new contract, this Agreement shall continue month to month thereafter until terminated.  At the end of the initial one year term, either Party may elect to terminate the Agreement by giving not less than 30 days written notice to the other Party, without penalty.  Either Party may terminate this Agreement at any time for "cause", to be defined as material breach of this Agreement, gross misconduct, malfeasance, moral or unethical dealings, or violation of any laws of any applicable jurisdiction. In the event of termination, the Parties shall complete all contracted services and settle the financial matters between them in accordance with the terms of this Agreement.

10)           EWSI’s  Repres entation  a nd  W arranti es

Each Party represents and warrants that it will conduct itself with the highest ethical standards and in compliance with any and all applicable laws and will not make any false or misleading representation or warranty regarding the services of the other Party and shall indemnify, defend and hold Partner harmless from and against any and all third party claims resulting from a breach of such representation and warranty contained in this clause.

11)           Change of Control Provision

This Agreement is binding upon the Parties, their successors and assigns.   The foregoing notwithstanding, in the event that either Party to this Agreement sells a controlling interest of its company to a third party, the other Party shall have the right to cease work on behalf of any customer until the third party confirm this Agreement in writing as requested and further shall be entitled to terminate this Agreement immediately upon notice thereof.

12)           Authority

The Parties warrant to each other that they have full authority to enter into this Agreement and agree to be bound by its terms.

13)           No Strict Construction

The Parties confirm that there is no relevance to the order of listing of the terms of this Agreement and that if any single element of this Agreement is deemed invalid the other elements shall remain valid and in full force.

14)           Governing Law

The laws governing this Agreement will be those of England and Wales. In case of any dispute regarding this Agreement, the parties shall refer any disputes to and to agree to be bound by exclusive jurisdiction of the course of competent jurisdiction in London, England.

The Parties hereby approve and accept these terms on the date shown below.

On Behalf of E-Waste Systems, Inc.	On Behalf of Ingram Micro UK Ltd

/s/ Martin Nielson	/s/ Brent McCarty
Name: Martin Nielson	Name: Brent McCarty
Title: Chief Executive Officer	Title: Director
Date: 11/25/2014	Date: 11/25/2014